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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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                             NYMEX HOLDINGS, INC.
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ELECTION SCHEDULE

A special election will be held on May 23, 2001, for two vacancies and three newly created spots on the board of directors of NYMEX Holdings, Inc. A candidates' forum will be held at 3:45 P.M., Wednesday, May 9, in the 10th floor board and seminar rooms of the Exchange to offer candidates the opportunity to present their qualifications for office and to discuss their views on issues.

For voting instructions, please consult the proxy statement for a special meeting of stockholders which may be obtained through the office of the corporate secretary.

EQUITY HOLDER (THREE VACANCIES; TERMS ENDING IN 2004, 2003, AND 2002)

CATALDO CAPOZZA

Cataldo "C.J." Capozza says that his candidacy offers broad practical experience to the board and that his election would provide a seasoned business person, experienced in both finance and the products trade, with all of the requirements needed to accomplish the goals of all the members and of the stockholders. An Exchange member or equity holder since 1984, he is currently president of SRC, a real estate development and sales company with an excess of $125 million in current projects. Additionally, he is the president of Netvest, Inc., an internet consulting and financing company. Finally, as the former president and chief executive of companies in the petroleum products terminal, wholesale distribution, and retail sales businesses, he has a great deal of experience in the spot and futures energy markets.

He holds a bachelor of science degree in business from New York University.

Mr. Capozza says that when he ran for the board several years ago, he used his candidacy in an attempt to bring three issues to the membership's attention: changing the Exchange's status as a not-for-profit entity, board accountability, and the impact that technology would have on Exchange markets. The first of those items has been achieved. While board accountability may be greater now, he says responsiveness to the share-holders and members has room for improvement, and the market has yet to experience the full impact of computer and wireless technologies.

Mr. Capozza says that history is replete with examples of business failures caused by a disregard of technological change and the Exchange must not be among those failures. He also points out that corporations that abandon their core businesses also fail because they lose their vision and purpose. He says, "The floor is the core of the Exchange's business, and must be preserved. In order to accomplish that objective, the Exchange must take control of technology to make it the servant of the floor not the master of the floor. We cannot allow technology for technology's sake to damage the open outcry system just as we cannot allow any software or hardware expenses and costs to affect adversely the profitability of our members. Change for the sake of change is rarely a proper response to innovation. Thus, the Exchange must preserve and protect our current systems of trading, membership, and membership leasing while adding value to all


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the market users. My experience with Netvest, both in planning and execution of projects, will serve all of the stockholders and all of the floor members.

"The Exchange has a unique opportunity to use technology and the changes it will produce to create something that both preserves and enhances the open outcry system. But the Exchange also must define long-range goals with which all of the stockholders agree and must establish the means and time frames of attaining them. In the end, the Exchange should be the dominant global derivatives exchange."

Mr. Capozza suggests, "The Exchange should consider the creation of a currency to be used in acquiring actual or potential competitors. That currency would be shares of stock in a publicly traded enymex(sm). Creation of that currency will give the Exchange an easily used flexibility to deal with future (and unforeseeable) events."

He says that his broad experience in energy, the Exchange, its products, in planning and attaining objectives, and in business will provide the members, share-holders, equity holders, and floor community with an individual with sound judgment and ability to assist the officers in controlling change and in planning a profitable future for the Exchange.

JOSEPH CICCHETTI

Joseph Cicchetti has traded commodities on the Exchange as a local and floor broker for more than 27 years. He is a member of the New York Mercantile Exchange and the New York Board of Trade. He developed the Tradewise Technical System for the education of professional ring traders and brokers, and created "MarketWatch" a technical trading report used by over 400 New York Mercantile Exchange traders daily. Early in 1977, he developed advanced technical concepts and strategies for trading commodities and stocks. With the advent of the CPU and increased software developments, Tradewise has evolved into a leader in the production of technical trading reports and educational services.

Mr. Cicchetti is an educator and lecturer, conducting public and private seminars on the art of technical trading. He is also a professional instructor for the Exchange's ring traders. He is a member of the training and education committee and technology committee. He also served for many years as a veteran member of the business conduct committee and floor committee.

He is registered as a commodity trade advisor, a floor broker, and a business information newsletter publisher. He is associated with the largest commodity clearinghouses, and has introducing broker affiliations with members of the New York Stock Exchange, the American Stock Exchange, and the Philadelphia Stock Exchange. He is currently trading, managing, and consulting with some of the larger futures and NASDAQ day trading operations located at the Exchange. He is an original member of the equity holder's advisory committee, instrumental in regaining the equity member vote.

STEVEN B. CRYSTAL


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Steven Crystal has been a member of the New York Mercantile Exchange and the
Commodities Exchange, Inc., since 1980. He was a floor broker and is now an independent office trader. Since 1980, he has also been a real estate investor, owner of rental properties, and a property manager. Since that time, he has also been the president and chief executive officer of Crystal Ball Services, a daily technical trading analysis firm. Prior to that, he was a consultant in the business, finance, and computer information fields, with Shared Medical Systems in Washington, D.C.

He has also been a trustee of the Ramapo-Indian Hills Regional High School, including a role as chairman of the finance committee, responsible for a $28 to $30 million budget, contract negotiations with four unions, and lease deals. He is an adjunct trustee of the Village Supermarket (Shop Rite Supermarkets).

He holds a bachelor's degree in biology and business from Rutgers University, which he completed in three years. He holds a masters degree in business administration from George Washington University with a specialization in hospital administration, which he completed in one-and-a-half years.

Mr. Crystal is married and has three children.

STEPHEN R. DURANTE

Stephen Durante has been a member of the Exchange since 1981, which includes six years as an equity holder. He was a floor broker from 1981 until 1988, then from 1988 to 1995 he was a local trader, before becoming an equity owner in 1995.

During his tenure at the Exchange, he served on the arbitration and rules committees. He says, "As a member, I am proud of what the Exchange has accomplished in the past 20 years. As an equity owner, I am grateful for what the past boards of the Exchange have done for me.

"In appreciation for all of that, I am offering my services for the next three years. I know that we must diversify in order to keep open outcry as our core business. I support the latest plan to establish a Brent contract traded in New York and would also look to establish a cash-settled gasoil contract that would complement the Brent contract, just as heating oil and gasoline complement our wildly successful crude contract."

Since becoming an Exchange equity owner, Mr. Durante has been an active local trader on the New York Board of Trade. For that reason, Mr. Durante says he understands and is sympathetic to keeping open outcry as a vital part of the business. For the same reason, Mr. Durante also says he believes that all of the New York exchanges should be one entity. He says, "This would ensure that our seat values would be strong, our lease values consistent, and continue to enhance our member benefits."

        He continues, "I believe that after 25 successful years in the commodities industry, this is the perfect time for me to serve the interests of all our shareholders, the equity owners as well as the floor traders."


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STEVEN ERRERA

Steven Errera has been affiliated with the New York Mercantile Exchange for 32 years. He began on the floor of the Exchange in 1969, while working towards his masters in business administration at Rutgers, and soon worked his way up to assistant manager of the clearinghouse. After establishing the Exchange's marketing department, he created Metals in the News and Energy in the News, and was promoted to vice president of the Exchange. He was also the individual primarily responsible for writing the heating oil futures and leaded gasoline futures contracts, and for marketing them to the oil and brokerage communities.

In 1981, Mr. Errera became a member of the Exchange. As a member, he served on the facilities, arbitration, new products, clearing house, and marketing committees, and had the distinction of being the only member to sit on all of the energy advisory committees (petroleum products, crude, propane, and natural gas) simultaneously. Mr. Errera's company, Energy Futures, Inc., provided brokerage and consulting services to the major oil companies as well as to large consumers of energy products.

Over the years, Mr. Errera has given more than 250 lectures and seminars on energy futures and has contributed articles to several publications, including American Banker, Oil & Gas Journal, Futures Magazine, Yankee Oilman, Fuel Oil News and the Journal of Commerce. He has written two books on energy futures trading, the latest of which, Fundamentals of Trading Energy Futures and Options, published in 1999, is on PennWell Press's best seller list.

In June 1991, the Exchange board of directors approved Mr. Errera as the Exchange's first equity member. Since then, he has actively worked for equity members' voting rights by holding meetings for equity members and lessees to discuss the issues and by keeping equity members informed of those issues via e-mail and direct mailings.

Mr. Errera says he will be a valuable addition to the Exchange board of directors because he has both the marketing expertise and the extensive knowledge of the energy markets needed to guide the New York Mercantile Exchange toward success in its new ventures.

JOEL FABER

Joel Faber was instrumental in the formation of the original heating oil contract. As one of the first traders in the heating oil pit, Mr. Faber founded Faber's Futures, Inc., to trade on behalf of major oil and gasoline companies.

During the 1980s, Faber's Futures grew to become one of the leading firms on the Exchange. Mr. Faber frequently represented the Exchange at oil industry functions attempting to familiarize oil firms with the benefits of utilizing the Exchange.

During the initial growth years of the energy contracts, Mr. Faber was elected to the


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board of directors for two consecutive terms and served on the executive committee for three years. From that time through the present, Mr. Faber has been active in various committees at the Exchange, including acting as chairman of the heating oil advisory, crude oil advisory, propane advisory, arbitration, marketing, and management audit committees and currently as a member of the membership and arbitration committees. The management audit committee served to evaluate the effectiveness and efficiencies of committees and staff departments.

Since leaving the trading floor of the Exchange, Mr. Faber has involved himself as an arbitrator with the National Association of Securities Dealers (NASD). He also is a pro bono mediator for the U.S. Equal Employment Opportunity Commission in New York City and serves as a mediator for the Superior Court of New Jersey. As a mediator, Mr. Faber works with arguing parties to resolve their differences through problem solving and compromise.

Mr. Faber is very proud to have been on the board of directors of the New York Chapter of the Juvenile Diabetes Foundation. He presently serves on the JDF board of chancellors.

Mr. Faber received a bachelor of arts degree from Rutgers University and a master of arts. degree from Teachers College at Columbia University. He also served in the New Jersey Air National Guard.

GARY A. LAPAYOVER

Gary Lapayover, a former vice chairman of the Exchange, was first elected to the board in 1988. He became a member of the executive committee in 1990 and was appointed secretary in 1992, serving in that capacity until his election as vice chairman in 1996. He traded on the floor continuously from 1974 until 1999.

Mr. Lapayover has operated a clearinghouse and owned and operated two floor brokerage concerns. He states that his "...years in the industry have exposed him to a diverse segment of the futures and energy industries, regulators and participants, both domestically and abroad."

Mr. Lapayover sees as one of his goals "to continue to investigate ideas that provide an environment in which all can prosper.We must be aggressive in our pursuit of new and more efficient ideas, and adapt and apply technology to the best interests of all segments of the trading community."

He would particularly like to assist in the completion of bringing hand-held technology to the trading floor. He first saw the benefits of the efficiencies which this could introduce when he organized and headed the hand-held technology committee in 1991.

Mr. Lapayover believes that the Exchange's greatest source of strength is the diversity of its membership. As such he promises to make himself available to as many members as he can on a daily basis.


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His fierce dedication and reputation as a tireless worker are the foundation of his pledge to be an ombudsman for the floor, futures commission merchant, and trade communities, providing an honest and open line of communication between share-holders, the board, and staff.

Mr. Lapayover's committee experience is extensive, having served as chairman, vice chairman, or member of 26 committees, among them: arbitration, by-laws, business conduct, clearing house, compliance review, finance, membership, marketing, real estate, technology, and project management.

When Mr. Lapayover first ran for vice chairman, he made a commitment to the commercial energy market participants to increase communication between the industry and the Exchange. He feels a need to "increase our attention to their needs as well as our own. The trading floor is the engine, but the trade delivers the power."

Mr. Lapayover would like to explore instituting a blended fee structure for equity owners who retain both NYMEX Holdings and NYMEX Division trading shares. Additionally, he would like to explore the potential of the knowledge, experience, and capital pool of equity owners to help provide liquidity for the trading of new contracts.

Mr. Lapayover knows that we must update Exchange rules regarding the manner in which "shares" are required to be held.(i.e. trusts, pension plans etc.)

Intimately involved in Exchange matters and issues at the executive officer level until 1998, he has kept abreast of and remained keenly interested in Exchange affairs. Mr. Lapayover believes that he can compliment the existing board structure to the benefit of multiple Exchange constituencies necessary for the continued success of the Exchange.

Since leaving the floor, Mr. Lapayover has done consulting work for the federal government and the International Energy Agency with an emphasis on technology and strategic planing relating to acts of violence, finance, futures, and energy. He is currently working with the Smithonian Institute on a project to be completed this July

Mr. Lapayover was graduated with a bachelors degree from Brooklyn College of the City University of New York in 1972 and has also attended the State University of New York at Brockport and the City College of New York for additional graduate credits.


DAVID LAZARUS

Mr. Lazarus has 40 years of experience in the commodities industry, including serving as a traffic manager and trader for Gerald Metals, Inc., for five years; clerking for Phibro in the COMEX copper futures market; trading and hedging various metals with the ore and mining division of W.R. Grace & Co.; handling arbitrage and trading for the Associated Minerals & Metals Corp. (ASOMA Group) for five years; a five-year stint as vice president and trader for Minimet Metals, Inc., an Imetal Group Co. affiliated with Penarroya, Le Nickel, Mokta; 12 years


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as vice president of the Prudential Securities metals division; and 11 years as vice president of D.F. Goldsmith Chemical & Metals Corp., a firm for whom he continues to consult.

Mr. Lazarus has been a member of the Exchange since 1979 and continues to serve as an active committee member, including his current roles on the coal, electricity, and equity owners' advisory committees, as well as the marketing committee. He holds a bachelor's degree in business administration from Pace University.

Mr. Lazarus says, "As a for-profit exchange, we need to operate ourselves profitably so we can share the dividends of our future success. To do this, we must go out and bring back the business we've lost, expand our core contracts, attract new customers, and diversify our business, giving our members a broader flexibility to do business. In order to accomplish this, we need experienced board members who are successful in their careers and have the time to devote to our exchange."

STANLEY H. LEVIN

Stanley Levin has been a member of the New York Mercantile Exchange for more than 35 years. His extensive involvement in the Exchange Includes his 1989 to 1992 membership on the Exchange board of directors.

Mr. Levin was on the new products committee that first introduced heating oil futures to the Exchange, changing the entire platform from agriculture to energy overnight. Mr. Levin was also a member of the benefits committee that was instrumental in passing the members' retention and retirement program through the board. In his tenure on the Exchange, Mr. Levin was also a member of the finance, membership, facilities, arbitration, adjudication, business conduct, and various sub-committees of the Exchange. His career outside of the Exchange has also included serving on the board of directors of four publicly traded companies.

Mr. Levin continues to affiliate himself with both Exchange members and non-members, and is committed to taking active interest in all aspects of the business of the New York Mercantile exchange. Mr. Levin is married, a father of three daughters, and resides in Hewlett Harbor, Long Island.

MICHEL MARKS

Michel Marks, 51, was chairman of the Exchange from 1978 to 1987, a period which included the introduction of heating oil, gasoline, and crude oil futures trading and energy options trading. His guidance is widely acknowledged as being responsible for the Exchange's emergence from the wreckage of a potato default to its pre-eminence in the energy field. This leadership role was recognized in 1987, when he was named the Oil Man of the Year.

In 1979, he founded and was president of MercOil Corp, a floor brokerage company which was sold to Czarnikow in 1990 and then sold to United a few years later.


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After he left the Exchange, he traveled to South Africa for a few months, then purchased property in South Beach, and spent some time traveling in Moscow

He financed a pre-internet web site venture called FuturesNet which intended to offer commodity industry information and chat rooms, significant initial public offering funds were available and backed it for three years.

Mr. Marks also spent three years as president of the New Jersey Monmouth County Arts Council, helping to turn around and rebuild the organization owned and operated the Count Basie Theater in Red Bank. He also joined the board directors of Petroleum Argus, Inc., and has spent a fair amount of time the last year researching the world of electronic trading.

He traveled cross-country on what he terms a "Jack Kerouac journey" -- painting in Berkley, California, for four months; washing dishes at Esalen in Big Sur for a couple of months; and hiking an exploring in Arizona, Utah, and Wyoming.

Recently, he has been mentoring some college graduates in their careers, rock climbing, doing yoga, and mountain biking. He says he made the decision to get involved with the Exchange again for several reasons: "This is a very challenging time for any business. Xerox, ATT, and us all face similar issues. How do you cross the chasm into the electronic world? And how do you re-engineer yourself from being a monopoly - to being in competition?"

Mr. Marks believes that his past experience at the Exchange and the perspective he's gained since then would be helpful and supportive to the board and the membership as it faces these difficult issues.

JOHN  F.  MOORE

John Moore was born in Brooklyn, New York, in 1950. After graduating Rutgers College in 1972, he joined the floor trading firm of Harmon, Lichtenstein & Co. He became a COMEX member in 1974 and a NYMEX member in 1976. John left the firm in 1990 to trade proprietarily. Also in 1990, Mr. Moore was initially elected to the COMEX board of governors. He chaired numerous committees and served on the executive committee as treasurer. He also was a member of the negotiating team that forged the 1994 merger of NYMEX and COMEX. After the merger, Mr. Moore was elected chairman of the COMEX governors committee and served in that capacity until March of this year. He is currently a managing partner in the floor brokerage firm of Smith & Moore.

"I feel I am uniquely qualified for the Exchange board of directors as an equity owner representative for many reasons. First, my service on the COMEX board and COMEX governors committee for 11 years has given me the experience and knowledge to make me an effective board member. Also, as chairman of the COMEX governors committee I attended every Exchange board meeting and most executive committee meetings from November 1994 to


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March of this year. I am extremely familiar with Exchange and all of its partnerships and projects.

"Over the years I have worked with various and diverse groups of both traders and locals on the floor, and the futures commission merchant and trade communities off the floor. I have a working knowledge of how to build a consensus in order to achieve goals for the benefit of all parties.

"But I believe my qualification most important to the entire membership is that the Exchange is where I make my living. Every day, I can be found trading on the COMEX Division floor in my floor brokerage business. Certainly I have an interest as an equity owner, too, but I believe the best interests of all are served by remembering where we came from and how we got here. Open outcry is our core business and I am 100% committed to its future. We need not only to maintain, but to enhance our position by making the floor more efficient and cost effective. I see electronic trading as an adjunct to allow for 24-hour access to our current markets and as a platform for new contracts that might not be supported by open outcry."

"I am seeking the support of all the various factions of NYMEX Holdings, Inc., in my bid for election to the board. If elected I will serve with the same effort and dedication that I have shown in my 29 years of business and 11 years of board service."

STEPHEN RENOV

Stephen Renov has been a member of the Exchange since 1983 and an equity owner since 1986. From 1983 until 1998, he traded as a local. In addition to trading, he was a partner in Trendline Trading Corp., a brokerage operation, as well as a technical analyst to the floor community through Nervtec Services. Mr. Renov says he feels fortunate to have been a part of the Exchange and to witness its growth from a small agricultural and metals exchange to the premier energy futures exchange.

Mr. Renov says, "We have recently undergone some substantial organizational changes as well as a change in leadership. I believe the membership expressed its wish for a new start and a different approach to the many issues facing us. The trading community is evolving and reacting to the current revolution in electronic trading platforms. After some initial setbacks, I believe NYMEX ACCESS(R) is headed in the right direction: towards internet access and greature exposure to the financial community.

"I think most of us agree that our goal is to preserve our floor trading community while we aggressively seek to develop state-of-the-art communications with the financial community to increase Exchange exposure and market share."

Mr. Renov points out that the addition of the equity owner slots to the Exchange board of directors offers the voice of experience and the perspective of greater maturity the Exchange governing body. He says he is excited about the new leadership and feels his varied floor experience, as well as his long-time interest as an equity holder, are positive assets that would add balance to the board.

He looks forward to meeting with each member personally and working with them towards greater success and prosperity.

ROBERT SAHN

Robert Sahn has been a member of the New York Mercantile Exchange for 20 years. Prior to joining the Exchange, Mr. Sahn studied agriculture at Arizona State University. Mr. Sahn started his career on the floor with Heinhold Commodities. He then founded RIS Commodities, which was one of the largest floor operations, employing 60 individuals, including 10 memberships. He was also the first member of the Exchange to become a member of the International Petroleum Exchange (IPE) in London. At present, Mr. Sahn is an associated person with DPM Futures, an introducing broker active in all commodities traded on the Exchange.

Mr. Sahn offered his opinion on the present Exchange environment. "My main interest is keeping the floor as a viable place to earn a living," Mr. Sahn said. "I am seeking to retain the seat values and lease values as high as possible. I believe you accomplish that through new product introduction, variable contract size such as mini-contracts and consistently upgrading the efficiency of the floor operation," he stated.

Mr. Sahn also commented on the future of the Exchange, "The relationship between the Exchange and the IPE is still tentative. To have light, sweet crude oil trading alongside Brent; and gasoil adjacent to heating oil, the Exchange's position in the global energy markets would certainly strengthen."

Mr. Sahn also said, "Several electronic exchanges have emerged with the backing of industry participants. It is important that the Exchange retains its "third party" autonomous relationship with the market so there are no questions of biased behavior."

On future technology, Mr. Sahn stated, "The Exchange should continue to develop an electronic platform that complements the open outcry system. This platform should update the efficiency of present clearing operations as well as increase market share in the fast-growing energy over-the-counter markets. Communications between the Exchange board and its membership should also be increased. Minutes should be published and distributed within two days of a board meeting," Mr. Sahn replied.

Mr. Sahn believes, that with these ideas, the value of the memberships will continue to strengthen and the New York Mercantile Exchange will continue to be the leader in the global energy markets.

SOL TANNE

Sol Tanne feels that his combined business experience in industry and as a local trader and active Exchange member will be very helpful to the near-term development of the Exchange.

After receiving his degree in electrical engineering and doing graduate studies in corporate finance at the New York University Graduate School of Business Administration, he spent a number of years in engineering and administrative positions in industrial companies. This was followed by his founding of Dasol Corporation Management Consultants in physical distribution (logistics) and automation. Projects were carried out in the United States, Europe, and the Near East. This led to his setting up, in 1964, Tanne-Thompson Associates in Holland for consulting projects in marketing and physical distribution. During this period, various stateside firms and venture capital groups contacted him to look for acquisitions in Europe for their use as possible penetration points of the European markets.

In 1970, when Mr. Tanne returned to the United States, he continued working with a venture capital group looking for stateside ventures. In 1973, they became interested in precious metals because of some of the advisory newsletters some of them had been reading. Mr. Tanne had been exposed to futures trading since the late 1950s and traded them, as a member of the public, the way others traded stocks. Once he visited the New York Mercantile Exchange, he was hooked. He became a member of both COMEX and NYMEX and went immediately to the exchange floors to test some of his technical theories of markets.

As a result of Mr. Tanne's problem-solving background, he began to suggest layout and operational changes to chairmen of both exchanges. This resulted in his being selected to serve on the business conduct committees, the special reorganization committee, and the metals committee and, soon, as a member of the Exchange board. In 1977, he was elected first vice chairman of NYMEX. He continued trading and being active on the COMEX supervisory and NYMEX adjudication committees. In the mid-1980s, a former college classmate asked him to become more active in an information management company which specialized in Department of Defense problems. The futures markets were going through a lackluster period at that time, so Mr. Tanne took up his challenge, but remained active as chairman of the adjudication committee into the mid-1990s.

Mr. Tanne says, "There are serious issues now facing the Exchange, very similar to those any mature commercial company faces from new competion armed with new and more speedy technology. How do we retain what is special and superior about our system while adapting to the thrust of the new technologies? I have had varied experience in the business world in helping corporations set up business plans for new developments, plan for the future growth, and monitor strategic moves to keep them within the stated financial goals. To that, I can add the knowledge of approximately 20 years of floor trading and Exchange committee work. My efforts will always be to improve the structure and operations of the Exchange to make it more diversified and responsive to the membership and superior to our competition."

JAMES C. ZAMORA

James Zamora was first elected to the Exchange board of directors in 1990 and has been an Exchange seat owner since 1985.

As a graduate of Northern Illinois University with a bachelor of science degree in accountancy, Mr. Zamora began his career as a cost analyst for Continental Bank in Chicago. Using the skill set he developed as a cost analyst, Mr. Zamora worked on mergers and acquisitions before changing career objectives. During a visit with a college friend at the Chicago Board Options Exchange that he became interested in floor trading and shortly afterward, accepted a job with O'Connor and Associates. At that time, O'Connor was one of the first firms to pioneer market-making in equity options on a theoretical basis. In 1985, with both desk and floor experience in trading options, O'Connor offered Mr. Zamora an opportunity to establish an operation at each of the Commodity Exchange Center exchanges. In 1988, after reaching the level of partner at O'Connor Investments, Mr. Zamora left the company to become a founding partner of ZAHR Trading, an options market-making firm with representation on the four New York commodities Exchanges.

Mr. Zamora has been involved with Exchange development since 1985, initially serving as a member of the options advisory committee, established to launch the crude oil options contract in 1986. Since that time, he has demonstrated his commitment to the institution by serving on more than 13 different committees. In both 1990 and 1993, he was honored by the membership by being elected to the Exchange board of directors. As a member of the executive committee, Mr. Zamora developed a great deal of insight into the day-to-day operations of the Exchange.

After retiring from floor trading to pursue interests in software development, Mr. Zamora remained actively involved with the Exchange by establishing the equity holders advisory committee. It was the efforts set forth by this committee that led the way to reclaiming the equity holders right to vote and, ultimately, the passage of the March 2000 referendum, which established three board spots for equity holders.

Mr. Zamora is presently an executive vice president of Man Financial Inc., with responsibilities in global risk management, as well as the development of Man's electronic order routing systems.

As an Exchange member with more than 20 years experience in the financial services industry, Mr. Zamora would be grateful for the opportunity to once again serve on the board. He feels that the board's greatest mandate is to preserve the open outcry system while appropriately introducing technology and accommodating our customer needs wherever possible.

FUTURES COMMISSION MERCHANT (TERM ENDING 2003)

JOHN MCNAMARA (JLMC)

John McNamara has been an active member of the New York Mercantile Exchange since 1986 and has served on most Exchange committees during that period of time. Currently a vice president for Bank One, He is an experienced options broker who has worked for both large and small clearinghouses, which include ABN Amro, ED&F Man, DE Jones, Citibank, and T&S Commodities.

Mr. McNamara says that this experience makes him uniquely qualified to represent the interests of all Exchange constituencies. "I have always been a floor broker, and have traded in every ring of the Exchange," he says, "but I have also represented a wide range of customers, including large oil companies and different sized hedge funds. My vote has always been independent -- I have never been told by my customers or employers how to vote. On the contrary, they have always sought my insight on the major Exchange issues and asked my guidance on how to vote."

Mr. McNamara also believes that his experience as a businessman will serve the Exchange well as it responds to changing market conditions and its own change in structure. "We need to treat our clients like clients," he says. "None of my customers are telling me that they want us to close down and become an electronic bulletin board, but they are telling me that they want to see change. As someone who runs a floor operation and represents a futures commission merchant, I recognize the importance in such things as hand-held technology and order-routing as critical to offering our customers the efficiency they are seeking."

Mr. McNamara is fighting to preserve open outcry because "That's the unique service we provide. It is not only in my interest as a floor broker to preserve that function, but I believe it is also in our customers' interests, as long as we provide them with the products they are seeking."

As an options trader, Mr. McNamara says, "I know how desperately we need new contracts...and the ideas are there. The industry and the floor alike have been begging for the opportunity that options on spreads would present. We should get creative, but we should also deliver on all the things we've been talking about."

Mr. McNamara, who originally started as an options broker on COMEX in 1983 and was brought over to the Exchange by T&S Commodities to start its energy options operation when crude oil options began trading, believes there is glaring need for greater options expertise on the board. "These contracts represent a significant portion of our revenue as well as significant potential future growth," he says. "We need to pursue the innovative opportunities that we face."

In addition to his current service on the Exchange adjudication, floor, settlement, facilities, and technology committees, Mr. McNamara is a pilot and a partner in an aerobatic flight school. He holds a bachelor of science degree in general science from Fordham University with a minor in philosophy.

Mr. McNamara is widely known among the members as someone who is thoughtful, sincere, and respectful of the concerns and opinions of others and he looks forward to devoting those skills to ensuring that these multi-faceted viewpoints are represented at the board

STANLEY MEIERFELD (STAN)

A graduate of Boston University, Stanley Meierfeld joined the Exchange in 1971 as the third generation of his family to be a New York Mercantile Exchange member.

He served on the Exchange board of directors for 18 years including a term as vice chairman. Under his direction, the NYMEX ACCESS(R) advisory and government relations committees were formed. He served on the NYMEX/COMEX merger committee and the project management team, which oversaw the building of the facility at One North End Avenue.

Currently, Mr. Meierfeld is the vice chairman of the Exchange's clearing house committee and a member of its compliance review, by-laws, arbitration, government relations and futures commission merchant advisory committees.

He is also a member of the COMEX Division and the Cotton and Coffee, Sugar and Cocoa units of the New York Board of Trade.

PETER J. MEYER (WIM)

Peter J. Meyer is a senior vice president with Spear, Leeds & Kellogg (SLK) where he manages their futures division. In addition to being a NYMEX Division member, Mr. Meyer is a member of the COMEX Division and the Coffee, Sugar & Cocoa and the Cotton units of the New York Board of Trade.

At the Exchange, he currently serves on the adjudication, clearing, and the futures commission merchant advisory committee.

Prior to April 1999, when he joined SLK, Mr. Meyer was a full member of the Chicago Board of Trade (CBOT) from 1987. During that period, he worked in both the financial and agricultural market as a floor broker, trader, and introducing broker. While at the CBOT, he served as chairman of the Dow Jones pit committee, vice chairman of the Dow Jones planning committee as well as the CBOT's membership committee.

Within that period, from 1995 to 1996, Mr. Meyer was the managing director of SLK/Union CAL Ltd. in London, where he ran a floor and clearing operation based on the London International Financial Futures Exchange.

From 1990 to 1995, he was a vice president at First Options of Chicago and a principal in the Meyer Financial Futures Group.

Prior to 1990, Mr. Meyer spent six years as a vice president with REFCO, where he was a floor broker and independent trader at the Chicago Mercantile Exchange, CBOT, and COMEX where he served on the floor committee and business conduct committee.

Mr. Meyer attended Villanova University and Rutgers University.

PUBLIC DIRECTOR (TERM ENDING 2002)

GEORGE BURMAN

George R. Burman was appointed dean of the School of Management at Syracuse University on July 1, 1990. He was previously president of American Gilsonite, a subsidiary of Chevron Corporation. From 1985 to 1988, he was manager of planning and analysis at Chevron in San Francisco. From 1976 to 1985, he held a variety of management positions with Gulf Oil Corporation, in their oil and gas and minerals businesses.

Since Dr. Burman's arrival, the International Association for Management Education reaffirmed the school's accreditation. The school created, approved, and implemented a mission statement and resulting strategies; new curricula for the undergraduate and masters in business administration programs; significant programs in entrepreneurial management and the management of technology; the masters in business administration Upgrade executive program; and a creative freshman course. The school's programs have expanded internationally and have achieved national recognition for quality. Enrollments and student quality have increased significantly, as has the school's fiscal performance. The school works closely with alumni and the business community.

Dr. Burman earned a bachelor's degree in industrial engineering from Northwestern University in 1964, where he was named an academic All American in football, and a master's degree in business administration and doctorate in economics from the Graduate School of Business at the University of Chicago in 1967 and 1973.

While working on his master's and doctorate degrees, he simultaneously pursued a career in the National Football League (NFL), played for the Chicago Bears and Los Angeles Rams, and was a member of the Washington Redskins team that took on the Miami Dolphins in Superbowl VII.

Dr. Burman served on the faculty of Carnegie-Mellon University and was assistant dean of the H. John Heinz III School of Public Policy and Management from 1974 to 1976. His areas of specialization include the economics of regulation, energy economics, and labor economics. He served as an expert witness in several court cases on the economics of professional sports.

Dr. Burman is a member of the board of governors and the executive committee of Beta Gamma Sigma -- the national business honor society. He is a member and past president of the Middle Atlantic Association of Colleges of Business Administration. He is a member of the International Association for Management Education, the American Economic Association, and the NFL Alumni. He served on the external advisory council of the National Pollution Prevention Center at the University of Michigan. He was a public director of the Exchange for six years, and was also recently a member of the board of advisors for Preco Manufacturing, Inc.; a trustee of the Public Broadcasting Council of Central New York, Inc., and a director of the American Red Cross of Onondaga County.

Dr. Burman, along with his wife , Janet, and youngest son, Douglas, resides in Syracuse; while their oldest son, Jon, a graduate of the University of Illinois at Urbana-Champaign, lives and works in Chicago; and their daughter, Jennifer, a graduate of Vanderbilt University and the medical school at Indiana University, works and resides in Tennessee. Dr. Burman enjoys exercise, skiing, motorcycling, and home renovation.

MELVYN J. FALIS

Melvyn Falis says the Exchange is entering its most critical stage as an Exchange in its long existence. He stresses that, as a result of the recent approval by Congress of legislation affecting the manner in which commodities are traded throughout the world, the Exchange must not only maintain its competitive edge with other exchanges, but, as a matter of greater importance, act to withstand direct competition from private industry.

For more than 20 years, he has been closely associated with the Exchange community. He previously served as general counsel of the Exchange and was a principal author of the heating oil contract. In that capacity, he met in person with each of the commissioners of the Commodity Futures Trading Commission
(CFTC) to assure that the Exchange and its members be given the opportunity to achieve that historic breakthrough in the oil industry.

Prior to working for the Exchange, he was employed by one of the largest futures commission merchants (FCMs) in the world. In that capacity, he coordinated the FCM's commodities business development plans in Latin America, Europe, and Asia. He appeared before the House and Senate to testify on changes in business outlook and commented on various business proposals offered by Congress on both commodities and securities. He says, "Since Congress has now passed legislation permitting Exchanges to trade futures on individual securities, my additional securities background would permit me to assist in the coordination of the Exchange's potential business plans in that respect."

Mr. Falis adds that he has not only acted on behalf of the "upstairs" community, but is also deeply involved with the floor trading community. He is a public director of the Commodity Floor Brokers & Traders Association (CFBTA). In this capacity, he has worked closely with floor traders to ensure that their views are represented and acted upon. He has represented the CFBTA with the various exchanges as well as the CFTC and National Futures Association to make certain that those entities not only understand, but take into account the direct impact of their decisions.

Mr. Falis says, "The Exchange must have the foresight to contend with an industry that is changing dramatically and will so continue in the foreseeable future. Keeping pace with other exchanges is simply not enough, anymore. To achieve set goals will take a most vigorous and unrelenting effort which I am prepared to do. I am also more than prepared to assure that all persons with an interest in the Exchange are able to have their views presented and fairly considered by the board."

LEE WHITE

Lee White has warm recollections of his service as a public director for the Exchange during the 1980s and early 1990s, during periods of great significance in the development of the Exchange into the powerful exchange it is today. He holds electrical engineering and law degrees from the University of Nebraska.

 For three-and-a-half years, he was a lawyer for the Tennessee Valley Authority in Knoxville, Tenn. He then joined the staff of Senator John F. Kennedy as legislative assistant. He was assistant to Ambassador Joe Kennedy, a member of the Hoover Commission evaluating the executive branch of government. After serving as counsel of the Senate Small Business Committee and as administrative assistant to Senator John Sherman Cooper of Kentucky, Mr. White joined the White House staff of President Kennedy as part of the special counsel's office. He remained with President Lyndon Johnson as counsel to the President until 1966 when Johnson appointed him chairman of the Federal Power Commission (the predecessor agency of the Federal Energy Regulatory Commission).

In 1980, he joined the board of the Exchange as a public member and shortly thereafter was named to the compliance review committee. Mr. White served as chairman of the advisory committees that developed the crude oil and natural gas contracts and recommended them to the board. He also served on the Exchange's blue ribbon task force set up by the board following the Chicago sting operations in the late 1980s.

Mr. White has also served on the following boards: the District of Columbia Bar, the Environmental Defense Fund, the National Regulatory Research Institute, and the Central Hudson Gas & Electric Corporation. He also served on a special committee established by the Generic Pharmaceutical Industry Association to inquire into problems of the industry and to make recommendations for restoring public confidence in generic drugs.

Mr. White is "of counsel" to Spiegel & McDiarmid, a Washington, D.C.-based law firm representing municipal and cooperatively owned electric utilities across the country. It is the leading firm in its area of expertise and is deeply involved in the serious problems currently experienced by California as a result of its flawed deregulation program. Mr. White notes that, during his legal career, he has engaged in numerous special activities, but none can compare to the exciting and challenging experiences of his service on the Exchange board.